Exhibit 99.1

Carver Bancorp, Inc. Announces Chief Executive Officer Transition

NEW YORK, Aug. 9, 2023 /PRNewswire/ -- Carver Bancorp, Inc. (Nasdaq: CARV) ("Carver"), the holding company for Carver Federal Savings Bank (the "Bank") announced today that Michael T. Pugh will leave his position as President & CEO and director effective September 30, 2023. Mr. Pugh is departing Carver to pursue professional and philanthropic interests on a national level.

A national search will be undertaken to find a permanent President & CEO to lead Carver in its ongoing mission to provide banking services and business capital to communities of color throughout the Greater New York City area.

Mr. Pugh is only the fifth CEO in the history of Carver, which opened its doors in 1948 to serve the needs of African-American and Caribbean-American communities in New York City that had limited access to mainstream banking services and business capital. He leaves a legacy of operational excellence, strengthening regulatory controls, growing the Bank's loan portfolio while maintaining asset quality, and deepening community relationships. Mr. Pugh joined Carver in 2012 as Chief Revenue Officer. He was named President and Chief Operating Officer in 2013, and succeeded Deborah Wright as Chief Executive Officer in January 2015.

Lewis P. Jones III, Chairman of the Board, commented, "The Carver Board thanks Michael for his outstanding contributions to Carver’s mission to promote economic empowerment and support the banking needs of diverse communities throughout the New York City area. We wish him the best as he begins the next chapter of his professional career."

Michael T. Pugh stated, “It has been the highlight of my career to serve as the President & CEO of Carver. I am proud of the many accomplishments during my tenure. I am confident that the Carver Board and management team are well-prepared to fulfill the company’s mission and continue to be a significant community development financial institution for years to come. I am grateful for the support of our management team, staff, customers, and shareholders who are pivotal to Carver's continued success."

About Carver Bancorp, Inc.
Carver Bancorp, Inc. (NASDAQ: CARV) is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Headquartered in Harlem, NY, Carver was founded in 1948 to serve African-American and Caribbean-American communities in New York whose residents, businesses, and institutions had limited access to mainstream financial services. The U.S. Treasury Department has designated Carver as a Community Development Financial Institution ("CDFI") because of its community-focused banking services and dedication to its local community's economic viability and revitalization. Carver is one of the largest African- and Caribbean-American managed banks in the United States. The Bank recently expanded its online presence to include consumer checking and savings accounts across nine states, from Massachusetts to Virginia, and Washington, DC. For further information, please visit the Company's website at www.carverbank.com. Be sure to connect with Carver on Facebook, LinkedIn, and Twitter.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks, and uncertainties. More information about these factors, risks, and uncertainties is contained in our filings with the Securities and Exchange Commission.

Media:
Michael Herley for Carver
203.308.1409
mediainquiries@carverbank.com

Investors:
ir@carverbank.com